EXHIBIT 4.4
                               [LANDSING PACIFIC FUND, INC. LETTERHEAD]


            Dear Fellow Stockholder:


            Landsing Pacific Fund, Inc. (the "Fund") has begun a Rights Offering to stockholders who owned shares of the Fund's Common Stock as of ________________, 1993 (the "Record Date"). Stockholders are being issued one non-transferable Right for each four shares of Common Stock held by them as of the close of business on the Record Date. Each Right will entitle the stockholder to purchase one share of Common Stock at the subscription price of $______ per share (the "Basic Subscription Privilege").


            Each right also carries with it the right to subscribe (the "Oversubscription Privilege") at the subscription price for one share of Common Stock from the underlying shares that are not otherwise purchased pursuant to the exercise of the Basic Subscription Privilege. You must exercise all of your rights pursuant to the Basic Subscription Privilege before you may subscribe for shares pursuant to the Oversubscription Privilege.
            The maximum number of shares for which you may subscribe pursuant to the Oversubscription Privilege is the number equal to the number of shares you subscribed for pursuant to the Basic Subscription Privilege.


            Enclosed for your review is a Prospectus, a Subscription Certificate, and related documents concerning the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Standard Time, on _______________________, 1994, unless extended by the Fund. We urge your immediate attention to the enclosed materials. Any Rights not exercised by the expiration date will expire. Any questions or requests for assistance should be directed to Dean Banks, our Chief Financial Officer at (415) 513-5259 or our Investor Relations Representative at (415) 513-5253, or your financial adviser.

            The Fund is raising capital through the Rights Offering to improve its capital position while providing stockholders with the opportunity to maintain their percentage interest in the Fund.

            The Rights Offering is being made only pursuant to the Prospectus. Please read the Prospectus and other enclosed materials carefully and act promptly.

                                                Very truly yours,


                                                Martin I. Zankel
                                                Chief Executive Officer